Exhibit 5

Paul, Hastings, Janofsky & Walker LLP

515 South Flower Street, 25th Floor, Los Angeles, CA 90071-2228

telephone 213-683-6000 / facsimile 213-627-0705 / internet www.paulhastings.com

October 2, 2009	76057.00003

Great American Group, Inc.

21860 Burbank Blvd., Suite 300 South

Woodland Hills, California 91367

Re:	Great American Group, Inc.

Registration Statement on Form S-4

Dear Ladies and Gentlemen:

We have acted as counsel to Great American Group, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-4 (File No. 333-162043) (the “Registration Statement”) with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance by the Company of up to 46,025,000 warrants (the “Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Shares”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company, certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary to form a basis for the opinion hereinafter expressed, including, without limitation, the following: (i) the Registration Statement; (ii) the form of Warrant Agreement between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”); (iii) the form of Warrant Certificate attached to the Warrant Agreement as Exhibit A thereto; (iv) the Company’s Certificate of Incorporation, as certified as of the date hereof by an executive officer of the Company; and (v) the Company’s Bylaws, as certified as of the date hereof by an executive officer of the Company.

In addition, we have made such investigations of law as we have deemed necessary or appropriate to form a basis for the opinions set forth herein.

Great American Group, Inc.

October 2, 2009

In our examination of the foregoing, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments and other documents submitted to us; (ii) the legal capacity and authority of all persons or entities (other than the Company) executing all agreements, instruments and other documents submitted to us; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution and delivery of all agreements, instruments and other documents by all parties thereto (other than the due authorization, execution and delivery of each such agreement, instrument and document by the Company); (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion are true and correct; (vii) that the officers and directors of the Company have properly exercised their fiduciary duties and (viii) that the Warrant Agreement and the Warrants are entered into on substantially the same terms as the forms that we reviewed. As to all questions of fact material to this opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company.

Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain legal matters and issues without the assistance of independent counsel.

Based upon and in reliance on the foregoing, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that:

1. The Warrant Agreement and the Warrants, when duly executed and delivered by the Company, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

2. The Shares, when purchased and issued as described in the Registration Statement and in accordance with the Warrant Agreement, with payment for the Shares received by the Company in the manner described in the Warrant Agreement, will be validly issued, fully paid and nonassessable.

Our opinions set forth above are subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium or other laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity) including, without limitation, standards of materiality, good faith and reasonableness in the interpretation and enforcement of contracts, and the application of such principles to limit the availability of equitable remedies such as specific performance.

We are members of the Bar of the State of New York, and accordingly, do not purport to be experts on or to be qualified to express any opinion herein concerning the laws of any jurisdiction other than laws of the State of New York and the Delaware General Corporation Law (including all applicable provisions of the Delaware Constitution and all reported judicial decisions interpreting such laws). This opinion has been prepared for your use in connection with the Registration Statement.

Great American Group, Inc.

October 2, 2009

We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our Firm under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder. This opinion speaks as of the date hereof and we assume no obligation to advise you or any other person with regard to any change in the circumstances or the law that may bear on the matters set forth herein after the effectiveness of the Registration Statement, even though the change may affect the legal analysis, a legal conclusion or other matters in this opinion letter.

Sincerely,

/s/ Paul, Hastings, Janofsky & Walker LLP